Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES JOINT VENTURE AND
ADDITIONAL LEASEHOLD ACQUISITION IN COLUMBIA RIVER BASIN
     DENVER, Colorado (September 29, 2008) — Delta Petroleum Corporation (NASDAQ: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), today announced that it has signed agreements for two separate transactions in the Columbia River Basin (“CRB”) of Washington and Oregon. The first is a transaction with EnCana USA, Inc. (“EnCana”), through which Delta has acquired all of EnCana’s net leasehold position and interest in wells in the CRB of Washington. This transaction brings the Company’s total leasehold ownership to approximately 844,000 acres. Secondly, the Company has entered into a joint venture agreement with a major Canadian energy company (“partner”) to sell a 50% working interest participation in all CRB leasehold and wells. Under the terms of the agreement, Delta and its partner currently plan to drill at least three wells in the CRB, including the Gray 31-23 well. Upon closing of these two transactions, the Company’s position in the CRB will approximate 422,000 net acres, which is unchanged relative to the Company’s current position.
     Roger Parker, Delta’s Chairman and CEO commented, “We are very pleased to have signed agreements for these two important transactions, which combined will serve to diversify some of our exploration risk, while preserving significant exposure to the vast upside potential that we believe exists in the CRB. With the execution of the joint venture agreement with our new partner, along with an agreement to drill three wells, we can ensure to further test the merits of the basin. Having a large partner that shares our enthusiasm of the CRB and believes in its potential is a significant step for the project.”
     The Company also announced that it has lost approximately 15 days of production from its southeast Texas fields, Midway Loop and Newton. Both fields were returned to production the week of September 22, 2008. The lost production approximates 0.25 Bcfe and was caused by hurricane activity in the Gulf Coast region. Despite the lost production, the Company expects its third quarter production to be in the mid-range of its previously provided guidance of 6.4 — 6.6 Bcfe.
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE: Delta Petroleum Corporation

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